Exhibit 99.1

SandRidge Energy, Inc. Reports Financial and Operational Results for

Second Quarter and First Six Months of 2013

Mississippian Production Averaged 47.3 MBoe per Day in the Second Quarter, a 20%

Increase from the Previous Quarter

Brought on 111 Mississippian Wells with an Average 30-day IP of 377 Boe per Day during the Second Quarter

Decreased the Quarterly Average Mississippian Well Cost from $3.1 to $2.95 Million

Increasing 2013 Mississippian Production Guidance by 4% to 16.8 MMBoe and Total

Company Production Guidance by 2% to 33.3 MMBoe

Oklahoma City, Oklahoma, August 6, 2013 – SandRidge Energy, Inc. (NYSE: SD) today provided an update on the execution of its 2013 development plan and reported financial and operational results for the quarter and six months ended June 30, 2013.

James Bennett, SandRidge’s Chief Executive Officer and President, commented, “In May the company announced changes to its 2013 development plan to reduce and high grade its capital expenditures, lower costs and maximize returns. We have concentrated our Mississippian drilling in six de-risked focus areas where we have invested in infrastructure, and where we have developed a comprehensive understanding of key reservoir characteristics. Through the application of our detailed subsurface models and continuous learning and improvement, we have realized increases in average per well and overall production rates, along with decreases in well costs and lease operating expenses. Because of these performance improvements we have increased our 2013 production guidance without changing our capital budget. Our G&A expense reduction initiatives are taking hold and we are on track to achieving a $150 million run rate later this year. In addition, we continue to be encouraged by our stacked pay testing program and the steady and valuable contribution of our Southern Business Unit, which operates our Gulf of Mexico assets. Looking forward, we will continue to leverage our competitive advantages in the Mississippian to reduce costs, drive production increases and improve the NAV of this large asset base.”

Key Financial Results

Second Quarter

•	Adjusted EBITDA of $268 million for second quarter 2013 compared to $269 million in second quarter 2012.

•	Adjusted operating cash flow of $176 million for second quarter 2013 compared to $223 million in second quarter 2012.

•

Net loss applicable to common stockholders of $34 million, or $0.07 per diluted share, for second quarter 2013 compared to net income available to common stockholders of $804 million, or $1.46 per diluted share, in second quarter 2012.

•	Adjusted net income of $44.6 million, or $0.08 per diluted share, for second quarter 2013 compared to adjusted net income of $36.8 million, or $0.07 per diluted share, in second quarter 2012.

Six Months

•	Adjusted EBITDA of $537 million for the first six months of 2013 compared to $454 million in the first six months of 2012.

•	Adjusted operating cash flow of $358 million for the first six months of 2013 compared to $374 million in the first six months of 2012.

•

Net loss applicable to common stockholders of $528 million, or $1.10 per diluted share, for the first six months of 2013 compared to net income available to common stockholders of $572 million, or $1.13 per diluted share, in the first six months of 2012.

•

Adjusted net income of $49.9 million, or $0.09 per diluted share, for the first six months of 2013 compared to adjusted net income of $58.1 million, or $0.11 per diluted share, in the first six months of 2012.

Adjusted net income available to common stockholders, adjusted EBITDA and adjusted operating cash flow are non-GAAP financial measures. Each measure is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” beginning on page 10.

Highlights

•	Mississippian daily average production grew 20% quarter over quarter and 88% from the comparable period in 2012

•	Completed six second quarter Mississippian wells with 30-day IPs over 1,000 Boe per day within Alfalfa and Grant counties

•	Updated 2013 production guidance generates 15% total growth and 26% liquids growth, pro forma for A&D activity

•	Stacked pay testing program continued to yield encouraging results during the second quarter:

•	Five Mississippian wells testing new zones in areas of existing production delivered an average 30-day IP of 255 Boe per day

•	Eight Mississippian wells drilled in the middle zone delivered an average 30-day IP of 708 Boe per day, and identified upper zone development potential

•	One Chester well was drilled in Woods County, with first production planned in the third quarter

•	Decreased the quarterly average Mississippian well cost from $3.1 to $2.95 million primarily through the redesign of well site production facilities

•	Mississippian producer to disposal well ratio increased to 12.7 in the second quarter of 2013 from 4.6 in the second quarter of 2012

•

Continued to improve Mississippian capital efficiency: drilled 127 horizontal wells and associated infrastructure and spent $224 million in the second quarter of 2013 versus drilling 91 horizontal wells and associated infrastructure and spending $216 million in the second quarter of 2012

•	Mississippian lease operating expense was $7.38 per Boe during the second quarter, a 20% sequential decrease and a 22% year-over-year decrease

•	Completed the drilling obligation for SandRidge Mississippian Trust I allowing SandRidge to resume drilling non-trust wells in the dedicated area of mutual interest

•

Successfully drilled and completed Green Canyon Block 108 Well #A21. The well was drilled from the Bullwinkle production platform, reaching a measured depth of 14,562’ and intersecting Pliocene reservoirs. First production is expected in the third quarter.

•	Recompleted six wells in the Gulf of Mexico adding a combined net production of 1,664 Boe per day

•	Decreased average Permian well cost from $700,000 in the fourth quarter of 2012 to $600,000 in the second quarter of 2013

•	Current liquidity of $1.8 billion with cash balance of approximately $1.0 billion. At June 30, no borrowings were outstanding under the credit facility and the leverage ratio was 2.35x.

Drilling and Operational Activities

Mississippian Play. During the second quarter of 2013, SandRidge drilled 127 horizontal wells: 86 in Oklahoma and 41 in Kansas. SandRidge also drilled 10 disposal wells during the quarter. The company averaged 26 horizontal rigs operating in the play: 18 in Oklahoma and eight in Kansas. Additionally, the company averaged two rigs drilling disposal wells. For the second half of 2013, the company plans to average approximately 22 horizontal rigs in the Mississippian play: 17 in Oklahoma and five in Kansas. The company’s Mississippian assets produced 47.3 MBoe per day during the second quarter (50% oil).

Gulf of Mexico / Gulf Coast. During the second quarter of 2013, SandRidge drilled one well and participated in the drilling of one non-operated well. Additionally, SandRidge performed eight recompletions and participated in three non-operated recompletions during the quarter. The company’s Gulf of Mexico and Gulf Coast assets produced 28.7 MBoe per day during the quarter (53% oil).

Permian Basin. In the first quarter of 2013, the company closed the sale of its Permian Basin assets other than those associated with SandRidge Permian Trust. The divested assets produced approximately 1.15 MMBoe net during the first quarter before the close of the sale. In the company’s retained Permian properties, 52 wells were drilled during the second quarter of 2013. SandRidge plans to utilize three rigs and expects to drill approximately 215 wells in 2013, all for SandRidge Permian Trust. The company’s retained Permian Basin assets produced 6.0 MBoe per day during the quarter (96% oil).

Other Operating Areas. During the second quarter, SandRidge’s other West Texas properties produced approximately 7.2 MBoe per day (99% natural gas). Additionally, its other Mid-Continent assets produced 2.2 MBoe per day in the quarter (78% natural gas).

Additional 2013 Guidance detail is available on the company’s website, www.sandridgeenergy.com, under Investor Relations/Guidance.

Operational and Financial Statistics

Information regarding the company’s production, pricing, costs and earnings is presented below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Production
Oil (MBbl) (1)	4,119	4,556	8,561	7,982
Natural gas (MMcf)	25,233	21,903	52,554	37,648
Oil equivalent (MBoe)	8,325	8,206	17,320	14,257
Daily production (MBoed)	91.5	90.2	95.7	78.3
Average price per unit
Realized oil price per barrel - as reported (1)	$87.35	$85.35	$87.62	$87.34
Realized impact of derivatives per barrel (1)	4.52	4.41	3.81	0.92

Net realized price per barrel (1)	$91.87	$89.76	$91.43	$88.26

Realized natural gas price per Mcf - as reported	$3.74	$1.87	$3.47	$1.96
Realized impact of derivatives per Mcf	(0.06)	0.52	(0.04)	0.41

Net realized price per Mcf	$3.68	$2.39	$3.43	$2.37

Realized price per Boe - as reported	$54.57	$52.37	$53.83	$54.09

Net realized price per Boe - including impact of derivatives	$56.62	$56.21	$55.59	$55.68

Average cost per Boe
Lease operating	$14.03	$14.93	$14.39	$14.43
Production taxes	0.79	1.34	0.92	1.63
General and administrative
General and administrative, excluding stock-based compensation (2)	14.50	6.07	10.41	6.22
Stock-based compensation (3)	6.31	1.45	4.18	1.63
Depletion (4)	17.86	17.94	18.25	16.62
Lease operating cost per Boe
Mississippian	$7.38	$9.44	$8.19	$9.51
Offshore	22.99	21.51	21.94	22.09
Earnings per share
(Loss) earnings per share applicable to common stockholders
Basic	$(0.07)	$1.74	$(1.10)	$1.33
Diluted	(0.07)	1.46	(1.10)	1.13
Adjusted net income per share available to common stockholders
Basic	$0.06	$0.05	$0.05	$0.07
Diluted	0.08	0.07	0.09	0.11
Weighted average number of common shares outstanding (in thousands)
Basic	479,154	461,008	478,494	430,802
Diluted (5)	569,481	560,640	572,212	530,378

(1)	Includes NGLs.
(2)

Includes transaction costs, legal settlements, severance, annual incentive plan adoption effect and consent solicitation costs totaling $82.3 million and $99.5 million for the three and six-month periods ended June 30, 2013, respectively. Includes transaction costs totaling $11.7 million and $14.6 million for the three and six-month periods ended June 30, 2012, respectively.

(3)	Three and six-month periods ended June 30, 2013 include $45.4 million and $53.0 million, respectively, for the acceleration of certain stock awards.
(4)	Includes accretion of asset retirement obligation.
(5)	Includes shares considered antidilutive for calculating earnings per share in accordance with GAAP for certain periods presented.

Discussion of Second Quarter 2013 Financial Results

Oil and natural gas revenue increased 6% to $454 million in the second quarter of 2013 from $430 million in the same period of 2012 primarily as a result of increases in natural gas production and prices received for oil and natural gas production. Natural gas production increased 15% to 25.2 Bcf from second quarter 2012 production of 21.9 Bcf primarily as a result of continued development of the company’s properties in the Mississippian play and production contributed by offshore properties acquired in the second quarter of 2012. The increase in natural gas production was partially offset by a 10% decrease in oil production resulting from the Permian divestiture that closed during the first quarter of 2013. Realized reported prices, which exclude the impact of derivative settlements, were $87.35 per barrel and $3.74 per Mcf during the second quarter of 2013 compared to $85.35 per barrel and $1.87 per Mcf during the same period in 2012.

Second quarter 2013 production expense was $14.03 per Boe compared to second quarter 2012 production expense of $14.93 per Boe. The decrease was primarily attributable to improving efficiencies in SandRidge’s primary onshore operations in the Mississippian play where production expense decreased 22% year over year from $9.44 to $7.38 per Boe. Mississippian production accounted for 52% of the company’s total production in second quarter 2013 compared to 28% in second quarter 2012.

General and administrative expenses totaled $173 million in the second quarter of 2013 and included $128 million of severance costs, incentive plan costs, consent solicitation fees and transaction costs. General and administrative expenses for the same period of 2012 totaled $62 million and included $12 million of transaction costs.

Capital Expenditures

The table below summarizes the company’s capital expenditures for the three and six-month periods ended June 30, 2013 and 2012:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in thousands)
Drilling and production
Mid-Continent	$224,319	$215,985	$458,645	$435,436
Permian Basin	50,699	180,987	111,594	343,306
Gulf of Mexico/Gulf Coast	61,915	51,505	113,992	53,332
WTO/Tertiary/Other	—	5,143	—	16,173

	336,933	453,620	684,231	848,247
Leasehold and seismic
Mid-Continent	27,825	56,886	39,085	144,625
Permian Basin	195	5,192	555	8,148
Gulf of Mexico/Gulf Coast	629	9,886	1,349	9,929
WTO/Tertiary/Other	1,039	846	1,907	2,666

	29,688	72,810	42,896	165,368
Inventory	(8,067)	(8,376)	(11,033)	(3,727)
Total exploration and development	358,554	518,054	716,094	1,009,888

Drilling and oil field services	883	5,836	1,515	13,752
Midstream	15,111	17,754	30,332	41,729
Other - general	12,610	20,410	27,929	66,343

Total capital expenditures, excluding acquisitions	387,158	562,054	775,870	1,131,712

Acquisitions	3,554	751,064	8,602	761,575

Total capital expenditures	$390,712	$1,313,118	$784,472	$1,893,287

Plugging and abandonment	$32,203	$21,721	$72,317	$25,142

Derivative Contracts

The tables below set forth the company’s consolidated oil and natural gas price and basis swaps and collars for the third and fourth quarters of 2013 and the years 2014 and 2015 as of August 1, 2013 and include contracts that have been novated to or the benefits of which have been conveyed to SandRidge sponsored royalty trusts.

	Quarter Ending
	9/30/2013	12/31/2013
Oil (MMBbls):
Swap Volume	3.21	3.31
Swap	$99.21	$99.09
Collar Volume	0.04	0.04
Collar: High	$102.50	$102.50
Collar: Low	$80.00	$80.00
Natural Gas (Bcf):
Swap Volume	16.10	12.42
Swap	$4.10	$4.11
Collar Volume	1.72	1.72
Collar: High	$6.71	$6.71
Collar: Low	$3.78	$3.78

	Year Ending
	12/31/2014	12/31/2015
Oil (MMBbls):
Swap Volume	7.69	5.08
Swap	$92.52	$83.69
Three-way Collar Volume	8.21	2.92
Call Price	$100.00	$103.13
Put Price	$90.20	$90.82
Short Put Price	$70.00	$73.13
Natural Gas (Bcf):
Collar Volume	0.94	1.01
Collar: High	$7.78	$8.55
Collar: Low	$4.00	$4.00

Balance Sheet

The company’s capital structure at June 30, 2013 and December 31, 2012 is presented below:

	June 30,	December 31,
	2013	2012
	(in thousands)
Cash and cash equivalents	$1,094,341	$309,766

Current maturities of long-term debt	$—	$—
Long-term debt (net of current maturities)
Senior credit facility	—	—
Senior Notes
9.875% Senior Notes due 2016, net	—	356,657
8.0% Senior Notes due 2018	—	750,000
8.75% Senior Notes due 2020, net	444,425	444,127
7.5% Senior Notes due 2021	1,179,128	1,179,328
8.125% Senior Notes due 2022	750,000	750,000
7.5% Senior Notes due 2023, net	821,107	820,971

Total debt	3,194,660	4,301,083
Stockholders’ equity
Preferred stock	8	8
Common stock	483	476
Additional paid-in capital	5,275,402	5,228,019
Treasury stock, at cost	(9,096)	(8,602)
Accumulated deficit	(3,378,587)	(2,851,048)

Total SandRidge Energy, Inc. stockholders’ equity	1,888,210	2,368,853

Noncontrolling interest	1,388,088	1,493,602
Total capitalization	$6,470,958	$8,163,538

During the second quarter of 2013, the company’s debt, net of cash balances, increased by approximately $200 million as a result of funding the company’s drilling program. On August 1, 2013, the company had no amount drawn under its $775 million senior credit facility and approximately $1.0 billion of cash, leaving approximately $1.8 billion of available liquidity. The company was in compliance with all applicable covenants contained in its debt agreements during the six months ended June 30, 2013 and through and as of the date of this release.

2013 Operational Guidance Update

The company is updating certain 2013 guidance provided on May 7, 2013. Estimated production has increased from 32.7 MMBoe to 33.3 MMBoe due to improved well performance primarily in the company’s Mississippian assets. The company has also adjusted its full year average oil differential from $8.50 per barrel to $9.50 per barrel to reflect higher projected NGL volumes along with lower offshore oil price realizations driven by a decrease in projected LLS premiums. G&A and interest expense decreased on a per unit basis due to the increase in projected production. The G&A guidance presented for 2013 excludes one-time items. Additional 2013 Guidance detail is available on the company’s website, www.sandridgeenergy.com, under Investor Relations/Guidance.

	Year Ending December 31, 2013
	Projection as of	Projection as of
	May 7, 2013	August 6, 2013
Production
Oil (MMBbls) (1)	15.5	16.3
Natural Gas (Bcf)	103.2	102.0

Total (MMBoe)	32.7	33.3
Differentials
Oil (1)	$8.50	$9.50
Natural Gas	0.45	0.45
Costs per Boe
Lifting	$14.50 - $16.50	$14.50 - $16.50
Production Taxes	1.00 - 1.20	1.00 - 1.20
DD&A - oil & gas	17.10 - 18.90	17.10 - 18.90
DD&A - other	2.00 - 2.20	2.00 - 2.20

Total DD&A	$19.10 - $21.10	$19.10 - $21.10
G&A - cash	4.10 - 4.55	4.05 - 4.50
G&A - stock	1.10 - 1.25	1.05 - 1.20

Total G&A	$5.20 - $5.80	$5.10 - $5.70
Interest Expense	$8.30 - $9.30	$8.10 - $9.10
EBITDA from Oilfield Services, Midstream and Other ($ in millions) (2)	$20	$20
Adjusted Net Income Attributable to Noncontrolling Interest ($ in millions) (3)	$140	$140
P&A Cash Cost ($ in millions)	$120	$120
Corporate Tax Rate (4)	0%	0%
Deferral Rate	0%	0%
Capital Expenditures ($ in millions)
Exploration and Production	$1,230	$1,230
Land and Seismic	100	100

Total Exploration and Production	$1,330	$1,330
Oil Field Services	15	15
Midstream and Other	105	105

Total Capital Expenditures (excluding acquisitions)	$1,450	$1,450

(1)	Includes NGLs.
(2)

EBITDA from Oilfield Services, Midstream and Other is a non-GAAP financial measure as it excludes from net income interest expense, income tax expense and depreciation, depletion and amortization. The most directly comparable GAAP measure for EBITDA from Oilfield Services, Midstream and Other is Net Income from Oilfield Services, Midstream and Other. Information to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure is not available at this time, as management is unable to forecast the excluded items for future periods and/or does not forecast the excluded items on a segment basis.

(3)

Adjusted Net Income Attributable to Noncontrolling Interest is a non-GAAP financial measure as it excludes unrealized gain or loss on derivative contracts and gain or loss on sale of assets. The most directly comparable GAAP measure for Adjusted Net Income Attributable to Noncontrolling Interest is Net Income Attributable to Noncontrolling Interest. Information to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure is not available at this time, as management is unable to forecast the excluded items for future periods.

(4)	As a result of the Permian divestiture, the company expects to incur cash income taxes of approximately $5 million in 2013 with a corresponding expense included in Net Income.

Non-GAAP Financial Measures

Adjusted operating cash flow, adjusted EBITDA, adjusted net income available to common stockholders and adjusted net income attributable to noncontrolling interest are non-GAAP financial measures.

The company defines adjusted operating cash flow as net cash provided by operating activities before changes in operating assets and liabilities and adjusted for cash received (paid) on financing derivatives. It defines EBITDA as net (loss) income before income tax expense (benefit), interest expense and depreciation, depletion and amortization and accretion of asset retirement obligations. Adjusted EBITDA, as presented herein, is EBITDA excluding asset impairment, interest income, realized (gains) losses on early settlements of derivative contracts, non-cash realized losses on amended derivative contracts, non-cash realized losses (gains) on financing derivative contracts, (gain) loss on sale of assets, transaction costs, legal settlements, consent solicitation fees, effect of annual incentive plan adoption, severance, bargain purchase gain, loss on extinguishment of debt and other various non-cash items (including non-cash portion of noncontrolling interest, stock-based compensation and unrealized gains on derivative contracts).

Adjusted operating cash flow and adjusted EBITDA are supplemental financial measures used by the company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also uses these measures because adjusted operating cash flow and adjusted EBITDA relate to the timing of cash receipts and disbursements that the company may not control and may not relate to the period in which the operating activities occurred. Further, adjusted operating cash flow and adjusted EBITDA allow the company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. These measures should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the company’s adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

Management also uses the supplemental financial measure of adjusted net income available to common stockholders, which excludes tax (benefit) expense resulting from (acquisition) divestiture, asset impairment, unrealized gains on derivative contracts, realized (gains) losses on early settlements of derivative contracts, financing commitment fees, non-cash realized losses (gains) on financing derivative contracts, transaction costs, legal settlements, consent solicitation fees, effect of annual incentive plan adoption, bargain purchase gain, loss on extinguishment of debt, non-cash realized losses on amended derivative contracts, severance and (gain) loss on sale of assets from (loss applicable) income available to common stockholders. Management uses this financial measure as an indicator of the company’s operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted net income available to common stockholders is not a measure of financial performance under GAAP and should not be considered a substitute for (loss applicable) income available to common stockholders.

The supplemental measure of adjusted net income attributable to noncontrolling interest is used by the company’s management to measure the impact on the company’s financial results of the ownership by third parties of interests in the company’s less than wholly-owned consolidated subsidiaries. Adjusted net income attributable to noncontrolling interest excludes the portion of unrealized (gain) loss on commodity derivative contracts, legal settlement and loss on sale of assets attributable to third party ownership in less than wholly-owned consolidated subsidiaries from net income (loss) attributable to noncontrolling interest. Adjusted net income attributable to noncontrolling interest is not a measure of financial performance under GAAP and should not be considered a substitute for net income (loss) attributable to noncontrolling interest.

The tables below reconcile the most directly comparable GAAP financial measures to adjusted operating cash flow, EBITDA and adjusted EBITDA, adjusted net income available to common stockholders, and adjusted net income attributable to noncontrolling interest.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Operating Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012 (1)	2013	2012 (1)
	(in thousands)
Net cash provided by operating activities	$263,226	$186,797	$384,683	$417,706
Add (deduct)
Cash received (paid) on financing derivatives	2,520	(43,678)	5,728	(45,312)
Changes in operating assets and liabilities	(89,526)	79,399	(32,605)	1,612

Adjusted operating cash flow	$176,220	$222,518	$357,806	$374,006

(1)	Includes retrospective application of acquisition purchase price adjustments recorded in fourth quarter of 2012.

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012 (1)	2013	2012 (1)
	(in thousands)
Net (loss) income	$(20,436)	$818,072	$(499,776)	$599,894
Adjusted for
Income tax expense (benefit)	508	(100,617)	4,937	(100,546)
Interest expense (2)	61,809	71,252	150,643	139,673
Depreciation and amortization - other	16,022	15,348	31,358	29,860
Depreciation and depletion - oil and natural gas	138,903	139,260	296,429	226,326
Accretion of asset retirement obligations	9,800	7,965	19,579	10,572

EBITDA	206,606	951,280	3,170	905,779
Asset impairment	15,643	—	15,643	—
Interest income	(650)	(438)	(1,179)	(540)
Stock-based compensation	6,322	11,052	17,634	21,575
Unrealized gains on derivative contracts	(85,937)	(582,975)	(63,520)	(455,138)
Realized gains on early settlements of derivative contracts	(655)	(57,292)	(655)	(57,292)
Realized losses on early settlements of derivative contracts - Permian	—	—	29,623	—
Non-cash realized losses on amended derivative contracts	—	—	—	117,108
Non-cash realized losses (gains) on financing derivative contracts	—	2,467	(40)	3,811
Other non-cash expense (income)	2,555	926	2,447	(1,252)
(Gain) loss on sale of assets (3)	(349)	300	397,825	3,380
Transaction costs	1,005	11,694	1,629	14,595
Legal settlements	(97)	—	1,081	—
Consent solicitation fees	7,356	—	20,819	—
Effect of Annual Incentive Plan adoption	14,735	—	14,735	—
Severance	107,720	—	118,117	—
Bargain purchase gain	—	(122,696)	—	(122,696)
Loss on extinguishment of debt	—	—	82,005	—
Non-cash portion of noncontrolling interest (4)	(6,694)	54,447	(101,921)	24,853

Adjusted EBITDA	$267,560	$268,765	$537,413	$454,183

(1)	Includes retrospective application of acquisition purchase price adjustments recorded in fourth quarter of 2012.
(2)

Excludes unrealized gain on interest rate swaps of $2.2 million for the three-month period ended June 30, 2012. Excludes unrealized gains on interest rate swaps of $2.4 million and $3.6 million for the six-month periods ended June 30, 2013 and 2012, respectively.

(3)	Includes loss on sale of Permian oil and natural gas assets of approximately $399.1 million for the six-month period ended June 30, 2013.
(4)

Represents depreciation and depletion, loss on sale of Permian Properties, unrealized (gains) losses on commodity derivative contracts, legal settlement and income tax expense attributable to noncontrolling interests.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012 (1)	2013	2012 (1)
	(in thousands)
Net cash provided by operating activities	$263,226	$186,797	$384,683	$417,706
Changes in operating assets and liabilities	(89,526)	79,399	(32,605)	1,612
Interest expense (2)	61,809	71,252	150,643	139,673
Realized gains on early settlements of derivative contracts	(655)	(31,050)	(655)	(31,050)
Realized losses on early settlements of derivative contracts - Permian	—	—	29,623	—
Transaction costs	1,005	11,694	1,629	14,595
Legal settlements	(97)	—	1,081	—
Consent solicitation fees	7,356	—	20,819	—
Effect of Annual Incentive Plan adoption	14,735	—	14,735	—
Severance	62,306	—	65,087	—
Noncontrolling interest - SDT (3)	(11,965)	(13,319)	(23,268)	(27,241)
Noncontrolling interest - SDR (3)	(20,089)	(12,870)	(37,016)	(12,870)
Noncontrolling interest - PER (3)	(19,743)	(18,404)	(34,843)	(36,103)
Noncontrolling interest - Other (3)	(17)	36	5	109
Other non-cash items	(785)	(4,770)	(2,505)	(12,248)

Adjusted EBITDA	$267,560	$268,765	$537,413	$454,183

(1)	Includes retrospective application of acquisition purchase price adjustments recorded in fourth quarter of 2012.
(2)

Excludes unrealized gain on interest rate swaps of $2.2 million for the three-month period ended June 30, 2012. Excludes unrealized gains on interest rate swaps of $2.4 million and $3.6 million for the six-month periods ended June 30, 2013 and 2012, respectively.

(3)

Excludes depreciation and depletion, loss on sale of Permian Properties, unrealized (gains) losses on commodity derivative contracts, legal settlement and income tax expense attributable to noncontrolling interests.

Reconciliation of (Loss Applicable) Income Available to Common Stockholders to Adjusted Net

Income Available to Common Stockholders

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012 (1)	2013	2012 (1)
	(in thousands, except per share data)
(Loss applicable) income available to common stockholders	$(34,317)	$804,191	$(527,539)	$572,131
Tax (benefit) expense resulting from (acquisition) divestiture	(344)	(100,288)	4,015	(100,288)
Asset impairment	15,643	—	15,643	—
Unrealized gains on derivative contracts (2)	(77,633)	(515,144)	(63,882)	(409,327)
Realized gains on early settlements of derivative contracts	(655)	(57,292)	(655)	(57,292)
Realized losses on early settlements of derivative contracts - Permian	—	—	29,623	—
Non-cash realized losses on amended derivative contracts	—	—	—	117,108
Non-cash realized losses (gains) on financing derivative contracts	—	2,467	(40)	3,811
(Gain) loss on sale of assets (2)	(349)	300	326,085	3,380
Transaction costs	1,005	11,694	1,629	14,595
Legal settlements (2)	(49)	—	729	—
Consent solicitation fees	7,356	—	20,819	—
Effect of Annual Incentive Plan adoption	14,735	—	14,735	—
Severance	107,720	—	118,117	—
Financing commitment fees	—	—	—	10,875
Bargain purchase gain	—	(122,696)	—	(122,696)
Loss on extinguishment of debt	—	—	82,005	—
Other non-cash income	(69)	—	(154)	(1,785)
Effect of income taxes	(2,290)	(274)	1,001	(190)

Adjusted net income available to common stockholders	30,753	22,958	22,131	30,322
Preferred stock dividends	13,881	13,881	27,763	27,763

Total adjusted net income	$44,634	$36,839	$49,894	$58,085

Weighted average number of common shares outstanding
Basic	479,154	461,008	478,494	430,802
Diluted (3)	569,481	560,640	572,212	530,378
Total adjusted net income
Per share - basic	$0.06	$0.05	$0.05	$0.07

Per share - diluted	$0.08	$0.07	$0.09	$0.11

(1)	Includes retrospective application of acquisition purchase price adjustments recorded in fourth quarter of 2012.
(2)	Excludes amounts attributable to noncontrolling interests.
(3)	Weighted average fully diluted common shares outstanding for certain periods presented includes shares that are considered antidilutive for calculating earnings per share in accordance with GAAP.

Reconciliation of Net Income (Loss) Attributable to Noncontrolling Interest to Adjusted Net

Income Attributable to Noncontrolling Interest

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in thousands)
Net income (loss) attributable to noncontrolling interest	$45,121	$99,004	$(6,798)	$100,958
Loss on sale of assets - Permian	—	—	71,740	—
Legal settlement	(48)	—	352	—
Unrealized (gain) loss on commodity derivative contracts	(8,304)	(67,830)	362	(45,811)

Adjusted net income attributable to noncontrolling interest	$36,769	$31,174	$65,656	$55,147

Conference Call Information

The company will host a conference call to discuss these results on Wednesday, August 7, 2013 at 8:00 am CDT. The telephone number to access the conference call from within the U.S. is 866-953-6859 and from outside the U.S. is 617-399-3483. The passcode for the call is 24228935. An audio replay of the call will be available from August 7, 2013 until 11:59 pm CDT on September 6, 2013. The number to access the conference call replay from within the U.S. is 888-286-8010 and from outside the U.S. is 617-801-6888. The passcode for the replay is 88319675.

A live audio webcast of the conference call will also be available via SandRidge’s website, www.sandridgeenergy.com, under Investor Relations/Presentations & Events. The webcast will be archived for replay on the company’s website for 30 days.

Conference Participation

SandRidge Energy, Inc. will participate in the following upcoming events:

•	August 13, 2013 – Enercom’s The Oil and Gas Conference®; Denver, CO

•	September 11, 2013 – Barclays CEO Energy & Power Conference; New York, NY

•	October 1, 2013 – Johnson Rice & Company Energy Conference; New Orleans, LA

At 8:00 am Central Time on the day of each presentation, the corresponding slides and any webcast information will be accessible on the Investor Relations portion of the company’s website at www.sandridgeenergy.com. Please check the website for updates regularly as this schedule is subject to change. Also, please note that SandRidge Energy, Inc. intends for its website to be used as a reliable source of information for all future events in which it may participate as well as updated presentations regarding the company. Slides and webcasts (where applicable) will be archived and available for at least 30 days after each use or presentation.

Third Quarter 2013 Earnings Release and Conference Call

November 5, 2013 (Tuesday) – Earnings press release after market close

November 6, 2013 (Wednesday) – Earnings conference call at 8:00 am CST

SandRidge Energy, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012 (1)	2013	2012 (1)
	(Unaudited)
Revenues
Oil and natural gas	$454,282	$429,758	$932,299	$771,123
Drilling and services	16,078	33,632	33,448	62,941
Midstream and marketing	15,198	8,852	28,230	17,158
Construction contract	23,253	—	23,253	—
Other	4,176	6,192	7,447	8,847

Total revenues	512,987	478,434	1,024,677	860,069
Expenses
Production	116,811	122,481	249,312	205,791
Production taxes	6,564	11,001	16,003	23,255
Cost of sales	15,348	19,241	31,665	36,802
Midstream and marketing	14,927	8,559	26,730	16,513
Construction contract	23,253	—	23,253	—
Depreciation and depletion - oil and natural gas	138,903	139,260	296,429	226,326
Depreciation and amortization - other	16,022	15,348	31,358	29,860
Accretion of asset retirement obligations	9,800	7,965	19,579	10,572
Impairment	15,643	—	15,643	—
General and administrative	173,261	61,716	252,705	112,017
Gain on derivative contracts	(103,654)	(669,850)	(62,757)	(415,204)
(Gain) loss on sale of assets	(349)	300	397,825	3,380

Total expenses	426,529	(283,979)	1,297,745	249,312

Income (loss) from operations	86,458	762,413	(273,068)	610,757

Other income (expense)
Interest expense	(61,159)	(68,569)	(147,069)	(135,534)
Bargain purchase gain	—	122,696	—	122,696
Loss on extinguishment of debt	—	—	(82,005)	—
Other (expense) income, net	(106)	(81)	505	2,387

Total other (expense) income	(61,265)	54,046	(228,569)	(10,451)

Income (loss) before income taxes	25,193	816,459	(501,637)	600,306
Income tax expense (benefit)	508	(100,617)	4,937	(100,546)

Net income (loss)	24,685	917,076	(506,574)	700,852
Less: net income (loss) attributable to noncontrolling interest	45,121	99,004	(6,798)	100,958

Net (loss) income attributable to SandRidge Energy, Inc.	(20,436)	818,072	(499,776)	599,894
Preferred stock dividends	13,881	13,881	27,763	27,763

(Loss applicable) income available to SandRidge Energy, Inc. common stockholders	$(34,317)	$804,191	$(527,539)	$572,131

(Loss) earnings per share
Basic	$(0.07)	$1.74	$(1.10)	$1.33

Diluted	$(0.07)	$1.46	$(1.10)	$1.13

Weighted average number of common shares outstanding
Basic	479,154	461,008	478,494	430,802

Diluted	479,154	560,640	478,494	530,378

(1)	Includes retrospective application of acquisition purchase price adjustments recorded in fourth quarter of 2012.

SandRidge Energy, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	June 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,094,341	$309,766
Accounts receivable, net	412,140	445,506
Derivative contracts	53,424	71,022
Costs in excess of billings and contract loss	5,057	11,229
Prepaid expenses	38,162	31,319
Restricted deposit	—	255,000
Other current assets	38,866	19,043

Total current assets	1,641,990	1,142,885
Oil and natural gas properties, using full cost method of accounting
Proved	10,355,137	12,262,921
Unproved	535,836	865,863
Less: accumulated depreciation, depletion and impairment	(5,515,168)	(5,231,182)

	5,375,805	7,897,602

Other property, plant and equipment, net	567,910	582,375
Derivative contracts	43,173	23,617
Other assets	124,758	144,252

Total assets	$7,753,636	$9,790,731

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$746,944	$766,544
Accounts payable - related party	55,098	—
Billings and contract loss in excess of costs incurred	—	15,546
Derivative contracts	1,798	14,860
Asset retirement obligations	79,953	118,504
Deposit on pending sale	—	255,000

Total current liabilities	883,793	1,170,454
Long-term debt	3,194,660	4,301,083
Derivative contracts	11,717	59,787
Asset retirement obligations	365,397	379,906
Other long-term obligations	21,771	17,046

Total liabilities	4,477,338	5,928,276

Commitments and contingencies
Equity
SandRidge Energy, Inc. stockholders’ equity
Preferred stock, $0.001 par value, 50,000 shares authorized
8.5% Convertible perpetual preferred stock; 2,650 shares issued and outstanding at June 30, 2013 and December 31, 2012; aggregate liquidation preference of $265,000	3	3
6.0% Convertible perpetual preferred stock; 2,000 shares issued and outstanding at June 30, 2013 and December 31, 2012; aggregate liquidation preference of $200,000	2	2
7.0% Convertible perpetual preferred stock; 3,000 shares issued and outstanding at June 30, 2013 and December 31, 2012; aggregate liquidation preference of $300,000	3	3
Common stock, $0.001 par value, 800,000 shares authorized; 490,929 issued and 489,616 outstanding at June 30, 2013 and 491,578 issued and 490,359 outstanding at December 31, 2012	483	476
Additional paid-in capital	5,280,402	5,233,019
Additional paid-in capital - stockholder receivable	(5,000)	(5,000)
Treasury stock, at cost	(9,096)	(8,602)
Accumulated deficit	(3,378,587)	(2,851,048)

Total SandRidge Energy, Inc. stockholders’ equity	1,888,210	2,368,853
Noncontrolling interest	1,388,088	1,493,602

Total equity	3,276,298	3,862,455

Total liabilities and equity	$7,753,636	$9,790,731

SandRidge Energy, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,
	2013	2012 (1)
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(506,574)	$700,852
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation, depletion and amortization	327,787	256,186
Accretion of asset retirement obligations	19,579	10,572
Impairment	15,643	—
Debt issuance costs amortization	5,369	5,401
Amortization of discount, net of premium, on long-term debt	789	1,285
Bargain purchase gain	—	(122,696)
Loss on extinguishment of debt	82,005	—
Deferred income taxes	4,015	(100,288)
Unrealized gain on derivative contracts	(63,520)	(455,138)
Realized loss on amended derivative contracts	—	117,108
Realized gain on financing derivative contracts	(5,299)	(21,125)
Loss on sale of assets	397,825	3,380
Stock-based compensation	72,415	23,277
Other	2,044	504
Changes in operating assets and liabilities	32,605	(1,612)

Net cash provided by operating activities	384,683	417,706

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures for property, plant and equipment	(828,585)	(1,123,040)
Acquisitions of assets	(8,602)	(761,575)
Proceeds from sale of assets	2,563,886	420,859

Net cash provided by (used in) investing activities	1,726,699	(1,463,756)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	—	750,000
Repayments of borrowings	(1,115,500)	(16,029)
Premium on debt redemption	(61,997)	—
Debt issuance costs	(91)	(27,316)
Proceeds from issuance of royalty trust units	—	587,086
Proceeds from sale of royalty trust units	—	123,549
Noncontrolling interest distributions	(98,716)	(76,801)
Stock-based compensation excess tax benefit	—	8
Purchase of treasury stock	(28,468)	(7,980)
Dividends paid - preferred	(27,763)	(27,763)
Cash received (paid) on settlement of financing derivative contracts	5,728	(45,312)

Net cash (used in) provided by financing activities	(1,326,807)	1,259,442

NET INCREASE IN CASH AND CASH EQUIVALENTS	784,575	213,392
CASH AND CASH EQUIVALENTS, beginning of year	309,766	207,681

CASH AND CASH EQUIVALENTS, end of period	$1,094,341	$421,073

Supplemental Disclosure of Cash Flow Information
Cash paid for interest, net of amounts capitalized	$(156,800)	$(120,563)
Cash paid for income taxes	$(2,525)	$(1,324)
Supplemental Disclosure of Non-cash Investing and Financing Activities
Deposit on pending sale	$(255,000)	$—
Change in accrued capital expenditures	$(52,715)	$8,672
Adjustment to oil and natural gas properties for estimated contract loss	$—	$10,000
Asset retirement costs capitalized	$2,421	$3,232
Common stock issued in connection with acquisition	$—	$542,138

(1)	Includes retrospective application of acquisition purchase price adjustments recorded in fourth quarter of 2012.

For further information, please contact:

Kevin R. White

Senior Vice President

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102-6406

(405) 429-5515

Cautionary Note to Investors—This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, the information appearing under the heading “Operational Guidance.” These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. The forward-looking statements include projections and estimates of net income and EBITDA, drilling plans, oil and natural gas production, derivative transactions, shares outstanding, pricing differentials, operating costs and capital spending, plugging and abandonment costs, tax rates, liquidity, and descriptions of our development plans. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, actual decline curves and the actual effect of adding compression to gas wells, the availability and terms of capital, the ability of counterparties to transactions with us to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, changes in economic conditions, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide and greenhouse gas emissions, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in (a) Part I, Item 1A—“Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2011, (b) comparable “risk factors” sections of our Quarterly Reports on Form 10-Q filed thereafter, and (c) Part I, Item 1A—“Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2012. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.

SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities and conduct marketing operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business. SandRidge focuses its exploration and production activities in the Mid-Continent, Gulf of Mexico, West Texas and Gulf Coast regions. SandRidge’s internet address is www.sandridgeenergy.com.